Exhibit 99.1
For Immediate Release – January 26, 2012

Telular Corporation Reports First Quarter 2012 Results

-	Telguard Revenues up 20% Over the Prior Year Period
-	Company Reports Adjusted EBITDA of $3.4 Million and Issues Adjusted EBITDA Guidance for Fiscal Year 2012 of $16.0 – $17.0 Million, Upon Close of SkyBitz Acquisition
-	Company Declares Regular Quarterly Dividend of $0.11 Per Share
-	Telular Plans to Close the SkyBitz Acquisition on February 1, 2012

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in connecting businesses and machines over wireless networks, today announced financial results for the first fiscal quarter of 2012 ended December 31, 2011.  In the first quarter of 2012, Telular reported revenue of $13.7 million, up 13% over the prior year period, and pre-tax income of $2.6 million.

First quarter 2012 Adjusted EBITDA, a non-GAAP financial measure, was $3.4 million.  Telular will use Adjusted EBITDA as a non-GAAP measure going forward rather than Net Income Before Non-Cash Items, as a result of changes to the Company’s capital structure related to the acquisition of SkyBitz, Inc. (“SkyBitz”).  The Company believes Adjusted EBITDA is more indicative of the cash producing capability of the business; independent of its capital structure.  For further information, see the reconciliation of these measures to net income in accordance with GAAP, on the last page of this press release.

As part of the Company’s current dividend policy, Telular declared a quarterly dividend of $0.11 per share on its common stock, payable February 21, 2012, to shareholders of record as of the close of business on February 14, 2012.  During the first quarter, the Company paid shareholders a dividend totaling $1.7 million and ended the quarter with $13.3 million of cash on the balance sheet.

In the first quarter of 2012, total recurring service revenue from both the Telguard and TankLink lines of business increased 13% over the prior year period to $8.3 million, representing 61% of total revenue.  Total Telguard revenues were up 20% year-over-year to $11.6 million.  During the quarter, Telular sold approximately 30,800 Telguard units and activated over 27,300 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 569,100 while average revenue per unit, or ARPU, increased sequentially to $4.30 for the quarter.

Total TankLink sales in the first quarter were $1.7 million, including service revenues of $984,000.  The Company sold approximately 1,260 tank monitoring units, which generated TankLink product revenues of $731,000.  The Company ended the first quarter with approximately 23,400 billable tanks generating an ARPU of $13.33.

“2012 is off to a very exciting start as we accelerated our Telguard sales, exceeding the high end of our unit sales guidance, and expanded our market opportunity by signing a definitive agreement to acquire a third M2M business solution, SkyBitz,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “We are executing on our strategy to drive growth throughout the business, both organically and through strategic acquisitions, while continuing to generate cash and profitability.  The acquisition of SkyBitz gives Telular the largest U.S. market share in the tracking of unpowered assets, such as truck trailers, and further enhances our proprietary SaaS technology platforms while strengthening our diversified customer base.  We remain focused on continuing to build our stream of high-margin, recurring service revenue and delivering value to our shareholders,” concluded Mr. Beatty.

“We have solid visibility into our business and plan to close an accretive acquisition that adds to our recurring service revenue base,” added Jonathan Charak, chief financial officer of Telular Corporation.  “Due to strong demand in the wireless security industry and the initial, positive reception of our recently launched 3G cellular alarm communicators, we are increasing our guidance for Telguard unit sales to 25,000 – 35,000 per quarter through the end of fiscal 2012.  Looking forward, we are giving guidance for fiscal year 2012 Adjusted EBITDA of $16.0- $17.0 million, pending the closing of the SkyBitz acquisition.  Our new guidance is the result of stronger than anticipated demand in our Telguard business as well as the inclusion of the financial results of SkyBitz for the remainder of our fiscal year.  We remain very excited about our long-term growth and profitability as we continue to generate cash and deliver a regular quarterly dividend to shareholders.”

Telular also announced today that it has received notification that the FCC has granted the transfer of the communications license required as a closing condition to the acquisition of SkyBitz, and Telular expects to close this transaction on February 1, 2012.  SkyBitz is the leading provider of mobile resource management solutions focused on the tracking and management of truck trailers, intermodal containers, sea-going containers, rail cars, power generators and rental equipment.  SkyBitz’s 190,000 tracking devices, broad base of over 700 global customers and proprietary patented Global Locating System (“GLS”) technology expands Telular’s position in the M2M space.

“I am very excited to announce the pending close of the SkyBitz acquisition and to welcome the SkyBitz team to the Telular family,” said Joseph Beatty, president and chief executive officer of Telular Corporation.  “This acquisition is a great opportunity to grow our recurring revenue base into adjacent M2M markets, with over 45% of revenue from recurring services.  SkyBitz’s service offerings and growth objectives are closely aligned with Telular’s, translating into a seamless fit.”

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 866-225-8754 (International dial 480-629-9722). A replay of the call will be available from January 26, 2012 beginning at 6:30 p.m. ET (5:30 p.m. CT) through January 28, 2012 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 (enter pass code 4503202#) or internationally at 303-590-3030 (enter pass code 4503202#). The replay will also be available via webcast from the Company's corporate website at: http://www.telular.com under "Investor" and the link "Conference Calls."

About Telular

Telular Corporation provides remote monitoring solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information, typically through the use of wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statements “we are increasing our guidance for Telguard unit sales to 25,000 – 35,000 per quarter through the end of fiscal 2012” and ” we are giving guidance for fiscal year 2012 Adjusted EBITDA of $16.0- $17.0 million, pending the closing of the SkyBitz acquisition”, are forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2011. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	December 31,	September 30,
	2011	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,333	$12,642
Trade receivables, net	5,813	5,859
Inventories, net	2,920	3,005
Deferred taxes	353	672
Prepaid expenses and other current assets	995	465
Total current assets	23,414	22,643

Property and equipment, net	2,258	2,282
Long term deferred taxes	31,714	32,268
Other assets	10,823	11,040
Total assets	$68,209	$68,233

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,824	$7,128
Long-term liabilities	711	678
Total stockholders' equity	60,674	60,427
Total liabilities and stockholders' equity	$68,209	$68,233

Outstanding shares	15,190,386	15,135,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$2,603	$(297)
Investing activities	(252)	(254)
Financing activities	(1,660)	(16,299)
Net increase (decrease) in cash and cash equivalents	$691	$(16,850)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2011	2010
Revenues
Net product sales	$5,419	$4,770
Service revenue	8,286	7,320
Total revenue	13,705	12,090

Cost of Sales
Net product cost of sales	3,881	3,665
Service cost of sales	2,310	2,836
Total cost of sales	6,191	6,501

Gross margin	7,514	5,589

Operating Expenses
Engineering and development expenses	1,287	1,194
Selling and marketing expenses	1,785	1,798
General and administrative expenses	1,874	2,086
Total operating expenses	4,946	5,078

Income from operations	2,568	511
Other income, net	-	121
Net income before income taxes	2,568	632
Provision for income taxes	944	242
Net income	$1,624	$390

Income per common share:
Basic	$0.11	$0.03
Diluted	$0.10	$0.02

Weighted average number of common shares outstanding:
Basic	15,162,314	14,923,359
Diluted	16,207,864	15,677,326

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended December 31,
	2011	2010
	(Unaudited)

Net income	$1,624	$390
Non-cash compensation	373	685
Depreciation and amortization	496	307
Non-cash deferred tax provision	848	217

Net income before non-cash items	3,341	1,599
Interest Expense (income)	(2)	(121)
Current tax provision	96	25
Adjusted EBITDA	$3,435	$1,503

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.